Franklin Credit Management Corp.
Six Harrison Street
New York
NY 10013
USA
Attn: Paul Colasano

Dear Sirs,

Amended Confirmation

Interest Rate Cap Transaction No. 948306TS
The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement referred to below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”) as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. For these purposes, all references in the Definitions to a “Swap Transaction” shall be deemed to apply to the Transaction referred to herein. In the event of any inconsistency between those Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of and is subject to the ISDA Master Agreement to be negotiated (as amended and supplemented from time to time) between HBOS Treasury Services plc (“Party A”) and Franklin Credit Management Corp (“Party B”). All provisions contained in the ISDA Master Agreement govern this Confirmation except as expressly modified below.

This Confirmation evidences a complete and binding agreement between us as to the terms of the Transaction to which this Confirmation relates. If we are no yet parties to an agreement in the form of the ISDA Master Agreement (Multicurrency Cross Border) (the “ISDA Form”) we agree to promptly negotiate, execute and deliver such agreement with such modifications as we will in good faith agree. Upon execution by us of such an agreement, this Confirmation shall supplement and form part of and be subject to that agreement. All provisions contained or incorporated by reference in the agreement upon its execution will govern this Confirmation except as expressly modified below.

Until we execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a “Confirmation”) confirming Transactions (each a “Transaction”) entered into between us, (notwithstanding anything to the contrary in a Confirmation), shall supplement, form part of and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (but without any Schedule except for the election of English law as the governing law and pounds sterling as the Termination Currency) on the Trade Date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Conformation, this Confirmation will prevail for the purposes of this Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

A	Trade Details

Notional Amount:	USD 500,000,000.00
Trade Date:	30-Aug-06
Effective Date:	31-Aug-06
Termination Date:	31-Aug-07
Subject to adjustment in accordance with the
Modified Following Business Day Convention.

The Buyer of the Transaction shall pay, to the Seller, the Premium in accordance with the following:

Fixed Rate Payer i.e. the Buyer:	Party B
Fixed Amount:	USD 60,000.00
Fixed Rate Payer Payment Dates:	01-Sep-06
Subject to adjustment in accordance with the
Modified Following Business Day Convention.

The Seller of the Transaction shall make payment to the Buyer if the Floating Rate determined for a Calculation Period is in excess of the Cap Rate. The amount of such payment will be determined in accordance with the following:

Floating Rate Payer i.e. the Seller:	Party A
Cap Rate:	6.00%
Floating Rate Payer Payment Dates:	The Last day of every month in each year,
Commencing 29th September 2006, up until and
Including the Termination Date.
Subject to adjustment in accordance with the
Modified Following Business Day Convention.
Floating Rate for initial Calculation Period:	5.33% (inclusive of spread where applicable)

Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	1 Month(s)
Spread:	Not Applicable
Floating Rate Day Count Fraction:	Actual /360
Reset Dates:	The first day of the relevant Calculation Period
Compounding:	Not Applicable
Calculation Agent:	HBOS Treasury Services plc
Business Days:	London and New York

Governing Law	The Transaction and this Confirmation will be
governed by and construed in accordance with
English Law and the parties agree to submit to
the exclusive jurisdiction of the English Courts.

B	Account Details

Payments to Party A:	Wachovia Bank NA, New York
Swift Code PNBPUS3NNYC
Account No. 2000193509911
Payments to Party B:	North Fork Bank
90 West Broadway
New York
NY 10007
ABA 021407912
Account No. 9614008341

C	Other Provisions

(a)
Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it deemed necessary. It is not relying, and has not relied, on any communication (written or oral) of the other party as investment advice or as a recommendation to enter this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

(b)
Assessment and Understanding. It is capable to assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

(c)
Status of Parties. Each party represents to the other party that it is entering into this Transaction as principal (and not as agent or in any other capacity) with the full understanding of the terms, conditions and risks thereof and that it is capable of and willing to assume those risks. Neither party is acting as a fiduciary for or an advisor to the other party in respect of this Transaction.

Consent to Recording Each Party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Agreement or any potential transaction, and (ii) agrees to obtain any necessary consent of and give notice of such recording to such personnel of it and its Affiliates and (iii) agrees such recordings may be submitted in evidence to any court or in any proceedings for the purpose of establishing any matters pertinent to any transaction.

The time of execution of a transaction is available on request.

Please confirm that the foregoing correctly sets forth the terms of our Agreement by executing and returning the enclosed copy of this Confirmation or by sending us a letter or fax substantially similar to this letter, which letter or fax sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

Yours faithfully,

HBOS Treasury Services plc	Franklin Credit Management Corp.

By:_________________________________	By:______________________________
Name: Marta Zbien	Name:
Title: Derivatives Processing Manager	Title:
Tel: 0207 574 8338
Fax: 0207 574 8363

Franklin Credit Management Corp.

By: ______________________________
Name:
Title: